Exhibit 10.1
April 13, 2026

Patrick Day

Dear Pat,

Congratulations! I am pleased to confirm the details of our offer to you for the position of Senior Vice President and Chief Financial Officer with AdvanSix Inc. (the “Company”), located in Parsippany, New Jersey.

In connection with your new role, you will be entitled to the following compensation and benefits package:

OFFER DETAILS

Base Salary

Your annual base salary will be $530,000. The Company conducts annual performance reviews and your performance rating, together with funding availability based on Company performance, will determine the amount of your annual salary increase, if any. You will first be eligible for salary adjustment consideration in March 2027 during the 2026 year-end cycle. Any changes to your total targeted compensation will be considered relative to competitive benchmarks as well as individual performance.

Short-Term Incentive Program

This position is eligible for participation in the Short-Term Incentive Program (“STIP”) for executive officers as may be in effect from time to time, subject to the terms and conditions of the STIP. For full year 2026 (payable in March 2027), your initial target incentive compensation opportunity under the STIP will be 70% of your annual base salary, and shall be subject to proration based on your start date. Your actual incentive payment amount may be more or less than such target incentive amount based on Company performance. The terms of any annual incentive program established under the STIP, including future target incentive compensation opportunities as a percentage of your annual base salary, are subject to the discretion of the Company’s Compensation & Leadership Development Committee.

Long-Term Incentive Program

This position is eligible for participation in the Long-Term Incentive Program (“LTIP”) for executive officers, as may be in effect from time to time. For the 2027 cycle, your initial LTIP target award value will be $1,200,000. The terms of the LTIP and the size and mix of the 2027 LTIP award and any future LTIP awards are all subject to the discretion of the Company’s Compensation Committee. The terms of all LTIP awards will be governed by the terms of the applicable stock plan and the applicable award agreements.

Executive Benefits

For your new role, your benefits will include four weeks of vacation, accrued as outlined in our paid time off policies, participation in our Executive Severance Policy and Deferred Compensation Plan, Executive Health Screening, and Excess Liability Insurance coverage, in each case as provided to other executive officers of the Company. You will be eligible for employee benefits under the specific terms of these benefit plans.

Sign-On Long-Term Incentive Award

You are eligible for a sign-on equity award in the form of restricted stock units (“RSUs”) with an award value of $900,000, to be issued as soon as practicable following your start date, subject to your continued employment. Such award will be subject to vesting as follows: one-half of the RSUs awarded will vest on the third anniversary of the grant date, and the other half of the RSUs awarded will vest in three equal annual installments on the first three anniversaries of the grant date, in each case, assuming your continued employment in good standing with the Company on each such vesting date, and subject to the terms and conditions of the award agreement.

Stock Ownership Guidelines

As an executive officer of the Company, you will be required to hold 3x your annual base salary in Company shares in accordance with the Company’s Stock Ownership Guidelines, which may be amended from time to time by the Board of Directors or the Compensation and Leadership Development Committee.

Relocation

Please note that your offer includes the executive relocation package. A summary of your relocation package will be sent separately. Upon satisfactory completion of your pre-hire steps (background check, drug screen and physical (if required), the relocation team will reach out to you directly to begin the process. As part of your relocation benefits, we will provide an exception to the Temporary Living Assistance for a total of 180 days and the Miscellaneous Relocation Allowance will be a total of $50,000 allowance value.

Intellectual Property and Non-Competition Agreement

By accepting this offer, you represent that you are not under any obligation or covenant to any former employer or any person, firm or corporation, which would prevent, limit or impair in any way the performance by you of your duties as an employee of the Company. You have also provided the Company with a true and complete copy of any non-competition and/or non-solicitation obligation or agreement to which you may be subject.

You agree not to: (1) use in connection with your employment with the Company any confidential or proprietary information which you have acquired in connection with any former employment or reveal or disclose to the Company or any Company employees, agents, representatives or vendors, any confidential or proprietary information which you have acquired in connection with any former employment; or (2) directly or indirectly solicit or attempt to solicit for hire any employee of any prior employer or directly or indirectly interfere with any customer or vendor relationship of any prior employer, in each case, in breach or violation of any existing covenant or obligation to which you may be subject and for the time period specified in any such covenant or obligation. You acknowledge that this policy and practice of the Company is to be strictly followed and adhered to by you. You also agree that you have not taken and do not have in your possession any confidential information of a prior employer and have returned to your prior employer any confidential information which was in your possession.

As a condition of this employment offer, you agree that you will sign (i) the Employee Agreement relating to Trade Secrets, Proprietary and Confidential information, and (ii) the Noncompete Agreement for executive officers that prohibits you from working for a Company competitor in any capacity for a period of two years following the termination for any reason of your employment.

Onboarding

Separately you will be provided our standard pre-employment requirements, which this offer letter is conditioned upon and are to be completed prior to your start date.

D&O Questionnaire

As an executive officer, this offer is conditioned upon the Company’s review and acceptance of the responses to your Director & Officer Questionnaire.

Background Check and Drug Screen

You represent that the information (written or oral) provided to the Company by you or your representatives in connection with obtaining employment or in connection with your former employments, work history, circumstances of leaving your former employments and educational background is true and complete.

This offer is conditioned upon you passing a background check and drug screen before you start work. Details regarding next steps for drug screen and background check will follow in a separate email once you have accepted the written offer.

You can review the Drugs & Alcohol in the Workplace Policy when you complete pre-employment information. Please ensure you complete the drug screen within the 30 days prior to your start date.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it to me.

If you have any questions or need any further information about our offer, please contact me or Kelly Slieter, our Senior Vice President and Chief Human Resources Officer.

Congratulations,

/s/ Erin N. Kane

Erin N. Kane
President and Chief Executive Officer
AdvanSix Inc.

Read and Accepted:

/s/ Patrick Day April 13, 2026
Patrick Day Date

All businesses experience changing conditions. We reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with the Company will be on an "at will" basis. This means that there is no guarantee of employment for any specific period, and either you or the Company can terminate your employment at any time.